Exhibit 11.1

Dear Colleagues:

Our Company is operating in a changing and challenging business environment. With the ever increasing availability of information and the wider range of choice for the investor, public expectations of companies regarding honesty, integrity and transparency have increased considerably and public trust has become much harder to win and maintain. In order for our Company to be successful and to grow profitably within this environment, we must not only achieve outstanding results but we must also excel in ethical behavior, legal and regulatory compliance, worker safety and protection of the environment. As we strive for competitive excellence in serving our owners, our customers, our employees and our communities, we must commit ourselves continuously to lawful and ethical conduct.

This Code of Business Conduct and Ethics provides a standard for each one of us as representatives of the Company. It applies to our directors, to our officers and to our employees. By taking ownership of the values provided in this Code, we will establish integrity and we will earn the respect of our customers, competitors, suppliers, regulators and of each other.

Our Company’s reputation and therefore our Company’s success, depends on each of us embracing the highest standards of personal and business performance. As representatives of our Company, each one of us carries the Company’s reputation with us. If we live and work in a manner consistent with the principles of this Code, we will all work in a positive environment, our Company will be and will be recognized as a respected corporate citizen and we will retain our reputation in the community as a leader in our industry.

I look forward to working with each of you to achieve our objectives.

Rod Ruston

President and CEO

June 2005

I	CONTEXT

North American Energy Partners Inc. (NAEPI) is a mid-size Mining and Construction contracting organization providing heavy earth moving, piling, pipeline and construction site grading solutions to businesses across Canada.

The Company is private in that the equity is held by five private equity organizations and some NAEPI employees and directors. However, because the Company has a debt facility consisting of publicly issued bonds in the U.S. it is required that the Company behave as a public entity in respect to its reporting and corporate governance standards.

II	INTRODUCTION

NAEPI is committed to conducting its business in accordance with the highest ethical standards. This Code of Business Conduct and Ethics prescribes the principles to be followed in order to achieve such standards. It embodies the values that each representative of the Company is required to manifest in dealing with each other, with our owners, with our customers, with our business partners, with government regulators and with our communities.

III	BUSINESS CONDUCT

Company business must be performed with uncompromising honesty and integrity. Our Values form the foundation by which we must conduct ourselves as individuals and as representatives of the Company.

Our Values

People: We value attracting, retaining and energizing the best people by treating them with dignity and respect, by investing in their professional development and by providing them with challenging and rewarding opportunities to achieve their fullest potential.

Performance: We value a culture of a motivated, committed and productive workforce that prides itself in teamwork and innovation to achieve sustained financial performance and long-term growth.

Social Responsibility: We value the highest standards of corporate citizenship attained by ensuring workplace health and safety, by safeguarding the environment and by contributing to the quality of life in the communities in which we do business.

Spirit: We value the special qualities and unique culture that has made and continues to make our Company a success.

Ownership: We value our skilled and empowered individuals and teams, who are committed to NAEPI and we accept accountability for our actions.

Business Excellence: We value a business that consistently performs to its potential through innovation and continuous improvement and through its fair and ethical dealings with its stakeholders.

Conflicts of Interest

All Company representatives must be scrupulous in avoiding a conflict of interest with regard to the Company’s interest. A “conflict of interest” exists when an individual’s private interests interfere or conflict in any way with the interests of the Company.

Conflicts of interest are prohibited as a matter of Company policy, except in specific circumstances in which a conflict of interest is waived by the Board of Directors after full disclosure of the conflict. If any Company representative considers undertaking any transaction or relationship that reasonably could be expected to give rise to an actual or apparent conflict or disparity of interest between the representative and the Company, the Company representative must disclose such activity in advance or immediately upon becoming aware of the conflict to the President & CEO for review.

Confidentiality

Confidential information includes all non-public information that would provide an advantage to competitors or result in or be potentially harmful to the Company or its customers if disclosed. It also includes information that suppliers and customers have entrusted to the Company. Company representatives must maintain the confidentiality of confidential information entrusted to them by the Company or to its customers. This area is further governed by the Company’s Disclosure Policy.

Corporate Opportunities

Company representatives may have access to trade secrets and other proprietary information. Company representative are strictly prohibited from using corporate property, information or position for personal gain and from competing with the Company either directly or indirectly.

Fair Dealing

The Company seeks competitive advantages through superior performance. No Company representative should take unfair advantage of anyone through manipulation, concealment, use of privileged information, misrepresentation of material facts or any unfair business practice.

Gifts and Entertainment

No gift, favor or entertainment should be accepted or provided if it will obligate or appear to obligate the recipient to act in a manner different from that which would be the case were there no gift, favor or entertainment involved.

Gifts or entertainment may be provided as part of a business relationship if they are reasonable complements to the relationship, are of modest value and do not violate the law or the policy of the recipient’s company. Gifts or entertainment for regulators or government personnel are generally not permitted but to avoid independent and/or perceived subjective decision making, any questionable situation should be referred in advance to the President & CEO.

The acceptance of gifts or entertainment may be appropriate as part of a developing or ongoing business relationship that is in the Company’s interest. Gifts and entertainment should not be accepted in contexts in which it could reasonably be perceived as influencing decision-making by a Company representative or is in violation of any law.

Gifts of cash or cash equivalents are unacceptable in all circumstances and shall not be accepted. Soliciting personal gifts, entertainment or services from business partners is not acceptable. The act of being offered gifts of cash or cash equivalents must be reported immediately to the President & CEO for review and possible intervention.

Company representatives may not use their personal position with the Company to solicit vendors, including financial institutions, to provide individual preferential treatment in personal business relationships with the business partner, such as preferred pricing, interest rates or other terms. In particular, gifts or entertainment opportunities must be transparent in that the receiver must be confident that the fact of receiving the gift or entertainment opportunity being public will not result in embarrassment or raise any potential for legal action.

IV	LEGAL COMPLIANCE

A fundamental component of this Code is compliance with the law. The Company is subject to federal, provincial, municipal and foreign laws and regulations affecting the Company’s business and all Company representatives must respect and strictly comply with both the spirit and the letter of all such laws and regulations.

Securities Laws and Insider Trading

Securities laws require timely and accurate disclosure of certain information through press releases and periodic reports. In addition, an officer of the Company may have to provide assurances that the Company’s public reports and documents are full, fair, accurate, timely and understandable. The Company expects its officers to provide prompt, accurate answers to inquiries related to the Company’s public disclosure documents. All Company representatives must comply with the Company’s system of disclosure controls and procedures to provide reasonable assurances that information required to be disclosed by the Company is properly authorized, executed, recorded, processed and reported. These procedures are designed to ensure that information required to be disclosed by the company in its reports is accumulated and communicated to the Company’s management, especially the President & CEO and Vice President, Finance, to allow timely decisions regarding disclosure.

Company policy and securities laws prohibit trading in Company securities by Company representatives while they are aware of material, non-public information from or about the Company, whether or not they are using or relying on that information. This restriction extends to sharing or tipping others about such information, who may then buy or sell securities based on such information.

Information is “material” if there is a substantial likelihood that a reasonable investor would consider the information important in determining whether to trade in the Company’s securities, or if the information if made public, could reasonably be expected to affect the market price of the Company securities. Information may be material even if it relates to future, speculative or contingent events.

The Company’s Insider Information and Insider Trading Policy governs this area. A violation of this policy may lead to civil and criminal penalties against the Company representative. Any questions or need for clarification should be referred to the Vice President, Corporate.

Health and Safety

Through its Health, Safety and Environment Policy and the implementation of its Health, Safety and Environment Standards of Practice, the Company is committed to providing a safe and healthy work environment for its employees. Employees must perform their duties in a manner that will not pose a danger to themselves or others. Use of safety equipment in certain areas is often required by law or by Company policy. It is the Company’s policy to comply with both the spirit and the letter of all applicable laws and regulations.

Environmental Laws

The Company is committed to the protection of the environment. It seeks to eliminate or mitigate the environmental impact of its activities through its long-standing commitment to compliance, safety and cleanliness, maintenance of its assets in first-rate condition and implementation of an environmental management system. This is achieved through its Health, Safety and Environment Policy and the implementation of its Health, Safety and Environment Standards of Practice.

All Company representatives must be aware of environmental concerns and adhere to environmental compliance guidelines affecting their activities.

V	EMPLOYEE CONDUCT

Use of Company Assets

Every Company representative is responsible for maintaining and protecting the Company’s assets and for their efficient and productive use. Company assets include heavy equipment, vehicles, inventory, supplies, office equipment as well as intellectual property such as trade secrets, patents, trademarks, copyrights, business plans, pricing information, databases, records, salary information and financial data and reports. Company assets are to be used only for legitimate business purposes.

Record Keeping

The Company requires complete and accurate recording and reporting of information in order to make responsible business decisions, as well as to comply with disclosure obligations.

Employees must maintain accurate records of transactions, time reports and expense accounts, and must comply with the Company’s system of internal controls.

Employees must not intentionally distort any transaction in recording and documenting accounting entries, must not make a representation that is not fully accurate, and must not establish any undisclosed or unrecorded funds or assets for any purpose.

Records should be maintained to comply with applicable statutory, regulatory or contractual requirements, as well as in accordance with prudent business practices. This area is governed by the Company’s Document Retention Policy. Any uncertainties regarding record retention should be referred to the Vice President, Corporate.

Drug and Alcohol Abuse

Substance abuse, whether it involves alcohol or drugs, can impair our ability to think clearly and to function effectively. More importantly, it can endanger the individuals abusing these substances and the people who work with them and the public at large. The Company’s position on substance abuse is clearly outlined in its Drug and Alcohol Policy. Any employee who breaches this Policy will be subject to disciplinary action including suspension and termination. The Company offers an Employee and Family Assistance Program (EFAP) for any employee who has a drug or alcohol problem.

Internet Use

The Company provides employees with Internet access primarily for business activities requiring document viewing, e-mail, and file transfers to Company computers and terminal connections to authorized Internet computers.

Internet use by employees is governed by the Company’s E-Mail, Internet and Computer Use Policy. At time of hire, every employee is required to sign an acknowledgement of the Policy. This Policy strictly prohibits the use of the Internet by employees for any morally questionable activity or any activity which violates any laws or regulations. Violations of the Policy will result in disciplinary action, which may include termination.

Responding

Any employee who learns about a government investigation or inquiry, or receives a request from a regulatory agency for information other than as part of a routine pattern, must promptly notify the Vice President, Corporate in order that a legally appropriate response may be made.

Any employee who receives a legal document relating to the Company, such as a statement of claim, a notice or a summons, must immediately contact the Vice President, Corporate to ensure that statutory timelines are met.

VI	COMPLIANCE

Accounting Compliance

The Company is committed to complying with all applicable financial reporting and accounting regulations, policies and procedures. In addition, the Company is committed to full, fair, accurate, timely and understandable disclosure in the reports and documents filed by the Company and in other public communications made by the Company. If any employee, officer or director of the Company has concerns or complaints regarding the

Company’s accounting, internal accounting controls or auditing matters, then that person is encouraged to submit those concerns or complaints anonymously, confidentially or otherwise to the Chairman of the Audit Committee, to the Company’s external legal counsel, Mr. Kenny at Miller Thomson or to the Company’s Vice President, Corporate or alternately and as circumstances dictate, to the President & CEO.

Violations Reporting

Employees, officers and directors who suspect violations of law or failures to adhere to the principles of this Code or other illegal or unethical conduct by employees, should either contact their managers or the Vice President, Corporate. If concerns or complaints require confidentiality, including keeping their identity anonymous, then this confidentiality will be protected to the greatest extent possible, subject to applicable law or regulation.

Compliance Procedure

Any employee who is confronted with a situation should consider the following procedure:

a)	make sure you have all the facts;

b)	does the action seem unethical or improper?

c)	clarify your responsibility and role;

d)	discuss the situation with your manager;

e)	seek help from Company resources, such as the Vice President, Corporate;

f)	if you are uncertain seek guidance before you act.

Disciplinary Actions

The Company will apply a system of progressive discipline that will impose consequences for each Code violation that fits the nature and particular facts of the violation. Generally, a warning or letter of reprimand will be issued for less significant first-time offenses. Violations of a more serious nature may result in suspension without pay, demotion, loss or reduction of bonus or any combination. Violation of law can result in criminal or civil penalties against the Company and the employee.

No Retaliation

Employees, officers and directors must never be discouraged from or feel intimidated not to report violations. The Company will not permit retaliation of any kind by or on behalf of the Company and its employees, officers and directors against any person who reports or complains of violations of this Code or other illegal or unethical conduct in good faith or for the purpose of complying with this Code.

VII	THIS CODE

This Code is a policy of the Company and has been approved by the Board of Directors. It is intended to create a culture of ethical business conduct, which will prevent Code violations from occurring. This Code represents the Company’s move from compliance-based ethics to value-based ethics. Compliance with this Code should become a manner of behavior on a daily basis rather than an avoidance of violations.